Exhibit (a)(2)

DECLARATION OF TRUST, dated as of September 16, 2010, is made by the individual trustees identified on the signature page hereto (each a “Trustee” and collectively, the “Trustees”) and Wilmington Trust Company, as Delaware trustee (the “Delaware Trustee”).  The Trustees and the Delaware Trustee hereby agree as follows:

1.             The trust formed hereby (the “Trust”) shall be known as “FS Energy and Power Fund” in which name the Trustees may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.             The Trustees hereby acknowledge that they are holding the sum of $10 in trust, which amount shall constitute the initial trust estate.  The Trustees hereby declare that they will hold the trust estate in trust for such persons as may become entitled to a beneficial interest in the trust estate.  It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq. (the “Statutory Trust Act”), and that this document constitutes the governing instrument of the Trust.  The Trustees and the Delaware Trustee are hereby authorized and directed to execute and file a certificate of trust in the office of the Secretary of State of the State of Delaware in the form attached hereto.  The Trust is hereby established by the Trustees for the purpose of becoming a business development company subject to making an election under the Investment Company Act of 1940, as amended (the “1940 Act”), and engaging in such other activities as are necessary, convenient or incidental thereto.

3.             The Trustees and the Delaware Trustee intend to enter into an amended and restated Declaration of Trust, satisfactory to each party thereto, to provide for the contemplated operation of the Trust formed hereby.  Prior to the execution and delivery of such amended and restated Declaration of Trust, the Trustees and the Delaware Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as required by law.

4.             The following persons be, and they hereby are, elected to the offices listed opposite their names, each to serve (a) until his successor shall have been elected and shall have qualified, (b) until his death or (c) until he shall have resigned or have been removed by the Trustees:

Michael C. Forman	Chief Executive Officer & President

Charles Jacobson	Chief Financial Officer

Gerald F. Stahlecker	Executive Vice President

Ryan D. Conley	Secretary

5.             The Trustees and the officers of the Trust are hereby authorized: (i) to prepare and file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a Registration Statement on Form N-2, including any pre-effective or post-effective amendments to such Registration Statement, relating to the registration of the securities of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), (b) a Registration Statement on Form 8-A (including any pre-effective or post-effective amendments thereto) relating to the registration of the securities of the Trust under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), (c) the Notice of Intent to Elect to be Subject to Section 55 through 65 of the 1940 Act on Form N-6F, (d) the Notification of Election to be Subject to Section 55 through 65 of the 1940 Act on Form N-54A and (e) any additional filing, including any filings under Rule 462(b), 462(d) and 497 of the 1933 Act, request, report or application or amendment thereto with the Commission that may be required from time to time under the 1940 Act, the 1933 Act or the 1934 Act, and the rules and regulations promulgated thereunder; (ii) to cause the Trust to elect to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, as may be set forth in a Registration Statement referenced herein, (iii) to prepare, execute and file, in each case on behalf of the Trust, such applications, reports and other papers and documents as may be required by the Financial Industry Regulatory Authority, (iv) to prepare, execute and file, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the securities of the Trust under the securities or “blue sky” laws of such jurisdictions as the Trustees and officers may deem necessary or desirable; (v) to negotiate the terms of, and execute on behalf of the Trust, such distribution agreements, investment advisory agreements and other contracts among the Trust and any other persons relating to the issuance of the securities of the Trust, satisfactory to each such party and (vi) to make any and all necessary filings and to take any and all actions, including, without limitation, the execution and delivery of any and all documents, amendments, certificates or other instruments, that they, together with and upon the advice of counsel, shall deem necessary or advisable to conduct the business of the Trust, such determination to be conclusively evidenced by the taking of such actions and steps and the execution and delivery of such documents, amendments, certificates or other instruments.

6.             The Delaware Trustee is named herein for purposes of satisfying the requirements of Section 3807 of the Statutory Trust Act only.  The duties of the Delaware Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware and (ii) the execution of any certificates required to be filed with the Delaware Secretary of State which the Delaware Trustee is required to execute under Section 3811 of the Statutory Trust Act.

7.             The number of Trustees initially shall be two (2) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees, which may increase or decrease the number of Trustees; provided, however, that the number of Trustees shall in no event be less than one (1).  Subject to the foregoing, the Trustees, acting by majority vote, are entitled to appoint or remove without cause any Trustee at any time.  Any Trustee may resign upon 30 days prior notice to the other Trustees.

8.             (a)   The Trustees, the Delaware Trustee and the officers of the Trust (the “Fiduciary Indemnified Persons”) shall not be liable, responsible or accountable in damages or otherwise to the Trust, the Trustees, the Delaware Trustee or any holder of the Trust’s securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Fiduciary Indemnified Persons in good faith on behalf of the Trust and in a manner the Fiduciary Indemnified Persons reasonably believed to be within the scope of authority conferred on the Fiduciary Indemnified Persons by this Declaration of Trust or by law, except that the Fiduciary Indemnified Persons shall be liable for any such loss, damage or claim incurred by reason of the Fiduciary Indemnified Person’s gross negligence or bad faith with respect to such acts or omissions.

(b)           The Fiduciary Indemnified Persons shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Fiduciary Indemnified Persons reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the trust estate.

9.             The Trust shall, to the fullest extent permitted by applicable law,

(a)           indemnify and hold harmless each Fiduciary Indemnified Person from and against any loss, damage, liability, claim, action, suit, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Fiduciary Indemnified Persons by reason of the creation, operation or termination of the Trust, except that no Fiduciary Indemnified Persons shall be entitled to be indemnified in respect of any loss, damage, liability, action, suit or claim incurred by the Fiduciary Indemnified Persons by reason of gross negligence or willful misconduct with respect to such acts or omissions; and

(b)           advance expenses (including legal fees) incurred by a Fiduciary Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Fiduciary Indemnified Persons to repay such amount if it shall be determined that such Fiduciary Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection.

10.           The provisions of Section 9 shall survive the resignation or removal of the Fiduciary Indemnified Persons.

11.           The Trust may dissolve, wind-up and terminate without issuing any securities at the election of the Trustees.

12.           This Declaration of Trust and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws.

13.           Concerning the Delaware Trustee.

(a)           No implied obligations shall be inferred from this Declaration of Trust on the part of the Delaware Trustee.  The Delaware Trustee shall not be liable for the acts or omissions of the Trustees nor shall the Delaware Trustee be liable for any act or omission by it in good faith in accordance with the directions of the Trustees.

(b)           The Delaware Trustee accepts the trusts hereby created and agrees to perform its duties hereunder with respect to the same but only upon the terms of this Declaration of Trust.  The Delaware Trustee shall not be personally liable under any circumstances, except for its own willful misconduct or gross negligence.  In particular, but not by way of limitation:

(i)            The Delaware Trustee shall not be personally liable for any error of judgment made in good faith by an officer or employee of the Delaware Trustee;

(ii)           No provision of this Declaration of Trust shall require the Delaware Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or duties hereunder, if the Delaware Trustee shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(iii)          Under no circumstance shall the Delaware Trustee be personally liable for any representation, warranty, covenant or indebtedness of the Trust;

(iv)          The Delaware Trustee shall not be personally responsible for or in respect of the genuineness, form or value of the Trust property, the validity or sufficiency of this Declaration of Trust or for the due execution hereof by the Trustees; and

(v)           In the event that the Delaware Trustee is unsure of the course of action to be taken by it hereunder, the Delaware Trustee may request instructions from the Trustees and to the extent the Delaware Trustee follows such instructions in good faith it shall not be liable to any person. In the event that no instructions are provided within the time requested by the Delaware Trustee, it shall have no duty or liability for its failure to take any action or for any action it takes in good faith.

(c)           To the extent that, at law or in equity, the Delaware Trustee has duties and liabilities relating thereto to the Trustees or the Trust, the Trustees agree that such duties and liabilities are replaced by the terms of this Declaration of Trust.

(d)           The Delaware Trustee shall incur no liability to anyone in acting upon any document believed by it to be genuine and believed by it to be signed by the proper party or parties.  As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Delaware Trustee may for all purposes hereof rely on a certificate, signed by the Trustees, as to such fact or matter, and such certificate shall constitute full protection to the Delaware Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon.

(e)           In the exercise or administration of the trusts hereunder, the Delaware Trustee (i) may act directly or, at the expense of the Trust, through agents or attorneys, and the Delaware Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Delaware Trustee in good faith, and (ii) may, at the expense of the Trust, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts.

(f)            Except as expressly provided in this Section 13, in accepting and performing the trusts hereby created, the Delaware Trustee acts solely as trustee hereunder and not in its individual capacity, and all persons having any claim against the Delaware Trustee by reason of the transactions contemplated by this Declaration of Trust shall look only to the Trust’s property for payment or satisfaction thereof.

(g)           The Delaware Trustee may resign upon thirty (30) days prior notice to the Trustees. If no successor has been appointed within such thirty (30) day period, the Delaware Trustee may, at the expense of the Trust, petition a court to appoint a successor trustee.  Any person into which the Delaware Trustee may be merged or with which it may be consolidated, or any person resulting from any merger or consolidation to which the Delaware Trustee shall be a party, or any person which succeeds to all or substantially all of the corporate trust business of the Delaware Trustee, shall be the successor Delaware Trustee under this Declaration of Trust without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, except as may be required by applicable law.

(h)           The Delaware Trustee will be compensated in accordance with a separate fee agreement with the Delaware Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Declaration of Trust to be duly executed as of the day and year first above written.

TRUSTEES:

/s/ Michael C. Forman
Name: Michael C. Forman

/s/ David J. Adelman
Name: David J. Adelman

DELAWARE TRUSTEE:

WILMINGTON TRUST COMPANY

By:	/s/ Joseph B. Feil
Name: Joseph B. Feil
Title: Vice President